UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2010 (September 9, 2010)

Glimcher Realty Trust
_____________________________________________________________________________________________________________________________
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
_____________________________________________________________________________________________________________________
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio ____________________________________________	43215 __________________
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
____________________________________________________________________________________________________________________________
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2010 (the “Effective Date”), SDQ Fee, LLC (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), executed a Loan Agreement (the “Agreement”) with German American Capital Corporation (the “Lender”) under which the Company borrowed Seventy Million Dollars ($70,000,000) from Lender (the “Loan”). The Loan is evidenced by a promissory note and secured by a Deed of Trust, Assignment of Leases and Rents and Security Agreement and Fixture Filing on the Company’s fee simple interest to approximately fourteen and one-half acres of real property (the “Land”).  The Land is subject to a long term ground lease to Kierland Crossing, LLC (“Kierland”), an affiliate of the Registrant. Kierland has constructed property improvements upon the Land that comprise Scottsdale Quarter®, a retail and office complex located in Scottsdale, AZ (the “Property”). The rental stream from the ground lease also serves as additional collateral for the Loan.

Under the Agreement and promissory note, the Loan has a fixed interest rate of 4.91% per annum and a stated maturity date of October 1, 2015. Under the Agreement and promissory note, the Company shall make monthly payments of principal and interest.  Except under certain circumstances, the Agreement does not permit the Company to make any prepayments on the Loan’s outstanding principal amount.  All outstanding principal and accrued interest shall be due and payable at the maturity date. Lender may accelerate repayment of all outstanding amounts owed by the Company under the Loan if a default remains uncured.  The Agreement contains such other terms, conditions, representations, and warranties that are customary and typical for loans originated for sale into the commercial mortgage backed securities market.

As part of the Loan transaction, the Registrant’s affiliate, Glimcher Properties Limited Partnership (“GPLP”), executed a Guaranty of Recourse Obligations, dated as of the Effective Date, to provide a guaranty to protect Lender against losses that Lender may incur by reason of certain intentional misrepresentations, malfeasance, or misappropriations by the Company.  Additionally, GPLP and the Company executed an Environmental Indemnity Agreement, dated as of the Effective Date, to indemnify Lender against losses or costs to remediate damage to the Property caused by the presence or release of hazardous materials.

Other than the transaction discussed above, neither the Registrant, the Company nor any of their affiliates have any other transactions with the Lender.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 8.01 Other Events.

On the Effective Date and in connection with the completion of the Loan transaction, the Company, as landlord, executed a Second Amendment to First Amended and Restated Ground Lease, dated as of the Effective Date (the “Amendment”), with Kierland to modify certain terms and conditions of the ground lease for the Land (the “Lease”).  The Amendment principally: (i) clarifies that references to mortgagees of landlord and tenant under the Lease apply to the existing mortgagees for loans made to Kierland and the Company as well as future mortgagees of the landlord and tenant, respectively, (ii) clarifies the Lease provisions on insurance to specify a minimum rating qualification for insurance carriers and type of insurance coverage that Kierland must obtain, (iii) clarifies how the allocation between landlord and tenant of any condemnation proceeds is to be determined, and (iv) clarifies how proceeds from any casualty or a condemnation will be administered.  The Amendment also modifies how the base rent payable under the Lease term for the fortieth year is determined (“Base Rent”) and eliminates all increases in Base Rent after the fortieth year.  Under the Amendment, the Base Rent for the fortieth year shall be the then fair market rent as determined through negotiation between the Company and Kierland.  If Kierland and the Company are unable to agree on the Base Rent though negotiation, then it shall be determined by appraisal.

Also on the Effective Date and in connection with the completion of the Loan transaction, Kierland assigned its interest as buyer under the purchase agreement for the fee simple interest in the Land (the “Contract”) to the Company.  Immediately following this assignment, the Company completed the purchase for Ninety-Six Million Dollars ($96,000,000) (the “Purchase Price”) using the Loan proceeds to pay a portion of the Purchase Price. The Registrant reported Kierland’s execution of the Contract in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: September 14, 2010	/s/ Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary

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